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                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.


                                 Form 8-A/A


                     AMENDMENT TO APPLICATION OR REPORT
                Filed pursuant to Section 12, 13 or 15(d) of
                     THE SECURITIES EXCHANGE ACT OF 1934


                            CHRYSLER CORPORATION
             --------------------------------------------------
             (Exact name of registrant as specified in charter)


                         AMENDMENT NO. 4 TO FORM 8-A


             The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Application for Registration on Form 8-A dated February 10, 1988 for its Rights to Purchase Junior Participating Cumulative Preferred Stock, par value $1.00 per share, as set forth in the pages attached hereto:

             Item 1. Description of Registrant's Securities to be Registered.

             Item 2. Exhibits.





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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

             Item 1 of the Form 8-A dated February 10, 1988, as amended by the Form 8 dated September 8, 1989, Form 8 dated December 14, 1990 and Form 8-A/A dated December 1, 1994 (as so amended, the "Form 8-A"), filed by Chrysler Corporation, a Delaware corporation (the "Company"), is hereby amended by adding the following:

             On February 8, 1996, the Company amended its Amended and Restated Rights Agreement, dated as of December 14, 1990, as amended by Amendment No. 1, dated as of December 1, 1994 (the "Rights Agreement"), by entering into Amendment No. 2, dated as of February 8, 1996 ("Amendment No. 2"), with First Chicago Trust Company of New York. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Rights Agreement.

             The Rights Agreement has been amended to provide that a "Qualifying Offer" will be exempt from the operation of the Rights Agreement. A "Qualifying Offer" is defined in Amendment No. 2 as an all-cash, fully-financed tender offer for all outstanding shares of the Company which is kept open for not less than 60 business days. A Qualifying Offer would also have to be accompanied by a written fairness opinion, addressed to the shareholders, of a nationally recognized investment banking firm. Certain other requirements of a Qualifying Offer are set forth in Amendment No. 2.

             A copy of Amendment No. 2 is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2.

ITEM 2.  EXHIBITS

             Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

5. Amendment No. 2, dated as of February 8, 1996, to the Amended and Restated Rights Agreement, dated as of December 14, 1990, as amended by Amendment No. 1, dated as of December 1, 1994, between the Company and First Chicago Trust Company of New York.




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                                   SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

                                               CHRYSLER CORPORATION
                                               (Registrant)



                                               By: /s/ William J. O'Brien
                                                  ---------------------------
                                                  William J. O'Brien
                                                  Vice President, General
                                                       Counsel and Secretary



Date:  February 13, 1996




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                                 EXHIBIT INDEX


    Exhibit No.                   Description
    -----------                   -----------
       99.5               Amendment No. 2, dated as
                          of February 8, 1996, to
                          the Amended and Restated
                          Rights Agreement, dated
                          as of December 14, 1990,
                          as amended by Amendment
                          No. 1, dated as of
                          December 1, 1994, between
                          the Company and First
                          Chicago Trust Company of
                          New York.